Exhibit 99.1


March 19, 2003 11:02 AM  EST, Eastern US

Aegis Assessments Inc. Announces Appointment Of Chief Technology Officer

NEWPORT BEACH, Calif.--(BUSINESS WIRE)--March 19, 2003--Aegis Assessments Inc. today announced that Richard C. Grosser, a nationally recognized expert in wireless communications and security, has been appointed to be its chief technology officer. Grosser holds patents on data communications devices, robotic control systems, math processors and security devices. He pioneered advancements in the field of digital servo systems and parallel processing and has extensive experience in a broad range of software development, computing technology, prototype development and robotics.

Grosser sits on the COMSEC (Communications Security) and EMC (Electromagnetic Compatibility) groups of the Institute of Electrical and Electronics Engineers
(IEEE) Standards Association, a global standards-setting body for electro- and information technologies and sciences. As a Certified Manufacturing Engineer, he is actively involved in the development of innovative wireless technologies. Aegis has recently been approved to apply for a science and technology grant under a program sponsored by the National Institute of Justice, a component of the Department of Justice's Office of Justice Programs, which provides technology assistance to state and local criminal justice and public safety agencies by undertaking technology projects that address a broad range of law enforcement needs.

Grosser will be the principal investigator on behalf of the company. The National Institute of Justice typically funds projects that involve applied research, development, analysis, evaluation of technologies or their implementation, and the demonstration of technologies with the intent to achieve the commercial application of those technologies within criminal justice and public safety agencies.

"Police and fire departments have a tremendous need for efficient information sharing and high-bandwidth communications for data, images and videos," Grosser said. "Aegis is developing systems to meet this need, and I am excited about helping the company meet the challenge of bringing secure wireless data communications to our nation's first responders.

Eric Johnson, chief executive officer of Aegis, said: "Mr. Grosser brings a wealth of knowledge and experience to the company. We are confident that he will be a significant asset to the company as we continue working to provide justice and public safety agencies with better tools to deal with major threats to lives and property."




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About Aegis Assessments Inc. Aegis develops technologies and provides consulting services to law enforcement, the military, and public safety agencies for homeland defense applications. The company's goal is to improve public safety emergency response capabilities.

The company is currently developing a mobile wireless communication solution and information-sharing platform for emergency responders that functions as a collaborative hub providing high-speed video and data communication in any type of emergency.

Forward-Looking Statements

This announcement contains "forward-looking" statements which can be identified by the use of such forward-looking terminology such as "believes," "could," "plans," "expects," "may," "will," "intends," "should" or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy or plans that involve risks and uncertainties. You should not place undue reliance on forward-looking statements, because they involve risks and uncertainties. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance.

FOR MORE INFORMATION, PLEASE CONTACT:

o        Aegis Assessments, Inc., Newport Beach
o        Richard Reincke COO, 877.718.7599
o        Email: richard@aegiscorporate.com
o        Website: www.aegiscorporate.com